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                                                                       EXHIBIT 5

             [LETTERHEAD OF PAUL, HASTINGS, JANOFSKY & WALKER LLP]

                                 August 8, 2000


Bingo.com, Inc.
4223 Glencoe Avenue, Suite C200
Marina del Rey, California  90292

         Re: Bingo.com, Inc. 2000 Stock Option Plan
             Registration Statement on Form S-8

Ladies and Gentlemen:

         You have requested our opinion as counsel for Bingo.com, Inc., a Florida corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") registering Two Million (2,000,000) shares of the Company's common stock, $0.001 par value, for issuance pursuant to options granted, or to be granted, by the Company under the Company's 2000 Stock Option Plan (the "Option Plan").

         We have examined such records and documents and made such examination of law as we have deemed relevant in connection with this opinion. Based on the foregoing, we are of the opinion that the Two Million (2,000,000) shares covered by said Registration Statement, when issued and sold in accordance with the terms of the Option Plan and the Prospectus forming a part of the Registration Statement, will be legally issued, fully-paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.


                                       Respectfully submitted,


                                       /s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP